                           THIRD AMENDED AND RESTATED

                             SHAREHOLDERS' AGREEMENT



                               MEDIA GENERAL, INC.

                              MEDIANEWS GROUP, INC.

                             DENVER NEWSPAPERS, INC.



                                  JUNE 30, 1999

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                                TABLE OF CONTENTS

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Table of Contents....................................................       i

LIST OF EXHIBITS.....................................................      iv

1.  SALE OR TRANSFER OF STOCK........................................       3

         1.01  Additional Securities.................................       3

         1.02  Restrictions..........................................       4

         1.03  Permitted Transfers...................................       4

         1.04  Transferees Bound.....................................       5

         1.05  Termination of Restrictions...........................       6

2. ANI'S AND THE COMPANY'S RIGHT OF FIRST PURCHASE IN CONNECTION WITH PROPOSED PUBLIC OFFERINGS AND RULE 144 SALES BY CLASS
      A SHAREHOLDERS.................................................       7

         2.01  Proposed Public Offerings by Class A Shareholders.....       7

         2.02  Proposed Rule 144 Sales by the Class A Shareholders...       8

3.  SHAREHOLDER'S OPTION TO PURCHASE COMMON STOCK; DRAG-ALONG
      AND TAG-ALONG RIGHTS...........................................      10

         3.01  Option to Purchase....................................      10

         3.02  Required Notice.......................................      11

         3.03  Exercise and Scope of Exercise........................      12

         3.04  Bona Fide Non-Cash Third Party Offers.................      13

         3.05  Failure To Exercise...................................      14

         3.06  Drag-Along Rights.....................................      15

         3.07  Tag-Along Rights......................................      17
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         3.08  Payment of Purchase Price and Closing of the Transfer
                 of Shares of Common Stock...........................      19

4.  PUT AND CALL OPTIONS.............................................      20

         4.01  Put Option............................................      20

         4.02  Put Option Term.......................................      20

         4.03  Call Option...........................................      20

         4.04  Call Option Term......................................      21

         4.05  Determination of Put/Call Purchase Price..............      21

         4.06  Put Option Closing....................................      22

         4.07  Deferral of the Put Option Closing....................      23

5.  RESTRICTIVE LEGEND...............................................      24

         5.01  Form of Legend........................................      24

         5.02  Removal of Legend.....................................      24

6.  GENERAL COVENANTS................................................      25

         6.01  Applicability of Covenants............................      25

         6.02  Affirmative Covenants.................................      26

         6.03  Governance Rights.....................................      31

7.  PREEMPTIVE RIGHTS................................................      38

8.  MISCELLANEOUS....................................................      40

         8.01  Indemnification.......................................      40

         8.02  Notices...............................................      40

         8.03  Entire Agreement......................................      42

         8.04  Successors and Assigns................................      42

         8.05  Brokers and Expenses..................................      42
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                                TABLE OF CONTENTS

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         8.06  Waivers...............................................      43

         8.07  Announcement..........................................      43

         8.08  Captions and Pronouns.................................      44

         8.09  Choice of Law.........................................      44

         8.10  Registration Rights...................................      44

         8.11  Facsimile Signatures; Counterparts....................      44

         8.12  Equitable Relief......................................      44

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                                      -iii-

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                                TABLE OF CONTENTS

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EXHIBITS
     EXHIBIT A - Registration Rights.................................
     EXHIBIT B - Preliminary Budget..................................

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                                      -iv-

                           THIRD AMENDED AND RESTATED
                             SHAREHOLDERS' AGREEMENT


                  This Third Amended and Restated Shareholders' Agreement (this "AGREEMENT") is made as of this 30th day of June, 1999, by and among Media General, Inc., a Virginia corporation ("MEDIA GENERAL"), MediaNews Group, Inc., a Delaware corporation ("ANI"), and Denver Newspapers, Inc., a Delaware corporation (the "COMPANY"), amending and restating the Second Amended and Restated Stock and Warrant Purchase and Shareholders' Agreement, dated May 20, 1994 (the "SECOND SHAREHOLDERS' AGREEMENT"), among Media General, ANI and the Company. (Media General, ANI and the Company are sometimes collectively referred to herein as the "PARTIES", and Media General and ANI are sometimes individually referred to herein as a "SHAREHOLDER" and collectively as the "SHAREHOLDERS" and the holders of the Class A Common Stock (as hereafter defined) (other than those to whom shares of Class A Common Stock are Transferred (as defined below) pursuant to Section 1.03(e)) are sometimes individually referred to herein as a "CLASS A SHAREHOLDER" and collectively as the "CLASS A SHAREHOLDERS"). Following the Contribution (as defined below), Garden State Newspapers, Inc., a Delaware corporation ("Garden State"), will succeed to ANI's rights and obligations hereunder and all references to ANI herein will be deemed to be references to Garden State (unless the context requires otherwise).

                  WHEREAS, pursuant to that certain Stock Purchase Agreement, dated as of June 30, 1999 (the "STOCK PURCHASE AGREEMENT"), between Media General and ANI, Media General will sell to ANI and ANI will purchase from Media General, twenty (20) shares of Class A common stock, par value $1.00 per share, of the Company (the "CLASS A COMMON STOCK") owned by Media General, which, in accordance with the Second Amended and Restated Certificate of Incorporation of the Company, will immediately be converted, on a share for share basis, into shares of Class B common stock, par value $1.00 per share, of the Company ("CLASS B COMMON STOCK");

                  WHEREAS, Media General will continue to own twenty (20) shares of Class A Common Stock, which shares will comprise all of the remaining issued and outstanding shares of Class A Common Stock of the Company on such date (the Class A Common Stock and the Class B Common Stock are sometimes collectively referred to herein as the "COMMON STOCK");

                  WHEREAS, concurrently with the closing under the Stock Purchase Agreement (the "CLOSING"), the Shareholders amended and restated the Second Amended and Restated Certificate of Incorporation of the Company (as so amended and restated and as may be further amended and restated from time to time, the "CERTIFICATE OF INCORPORATION"), and amended and restated the Restated Bylaws of the Company (as so amended and restated and as may be further amended and restated from time to time, the "BYLAWS");

                  WHEREAS, it is contemplated that ANI will Transfer (as defined below) its shares of Common Stock to Garden State, a wholly-owned subsidiary of ANI (the "Contribution"), whereupon Garden State will succeed to ANI's rights and obligations hereunder, and that subsequent to such Transfer Garden State will merge with ANI (the "ANI MERGER");

                  WHEREAS, as soon after the Closing as is practicable, it is contemplated that The Denver Post Corporation, a Colorado corporation and a wholly-owned subsidiary of the Company ("THE DENVER POST"), will merge with and into the Company, with the Company being the surviving corporation;

                  WHEREAS, contemporaneously with the execution and delivery of this Agreement, ANI, Media General and the Company are entering into a Tax Sharing Agreement (the "TAX SHARING AGREEMENT"); and

                  WHEREAS, in consideration of the consummation of the transactions contemplated by the Stock Purchase Agreement, ANI, Media General and the Company wish to amend and restate the Second Shareholders' Agreement.

                  NOW, THEREFORE, in consideration of the foregoing and the mutual covenants herein contained, the parties hereto mutually agree to amend and restate the Second Shareholders' Agreement to read in full as set forth herein:

                  1.   SALE OR TRANSFER OF STOCK

                  1.01 ADDITIONAL SECURITIES. The Parties hereby agree that, except as provided in the Registration Rights, attached as Exhibit A to this Agreement (the "REGISTRATION RIGHTS"), and other than for (i) the issuance of shares of Class B Common Stock solely in exchange for Class A Common Stock, on a share for share basis, as authorized by the Certificate of Incorporation, and (ii) the issuance of securities or obligations authorized by the Board of Directors of the Company in the manner provided by Section 6.03(b) hereof, the Company shall not hereafter issue or create and shall not permit any subsidiary of the Company to issue or create, equity securities of the Company or any subsidiary or securities convertible into equity securities of the Company or any subsidiary, or incur any obligation to issue additional equity securities or securities convertible into equity securities of the Company or any subsidiary of the Company.

                  1.02 RESTRICTIONS. No Shareholder shall sell, transfer, assign, pledge, give away or otherwise dispose of, alienate, or encumber in any manner any interest in any shares of any class, now or hereafter authorized of the Common Stock (each, a "TRANSFER") owned from time to time by such Shareholder except (i) with the prior written consent of the other Parties, which may be granted or withheld in the sole and absolute discretion of such other Parties, or (ii) as authorized by Section 1.03 hereof. Any attempt to Transfer any of shares of Common Stock in violation of this Agreement shall be void and of no effect and shall not be recognized or recorded in the stock transfer books of the Company.

                  1.03 PERMITTED TRANSFERS. The following Transfers of shares of Common Stock are permitted:

                       (a) ANI may Transfer shares of Common Stock to Garden State and Garden State may transfer shares of Common Stock to MediaNews Group, Inc. in the ANI Merger.

                       (b) Media General may Transfer shares of Common Stock to any business entity controlled (directly or indirectly) by Media General or the D. Tennant Bryan Media General Trust or any beneficiaries thereof.

                       (c) ANI may Transfer shares of Common Stock to Media General and Media General may Transfer shares of Common Stock to ANI.

                       (d) Subject to its having complied with the provisions of Article 3 hereof (to the extent applicable), any Shareholder may Transfer shares of Common Stock to third parties (other than in public offerings or pursuant to Rule 144 under the Securities Act (as defined below)).

                       (e) Subject to its having complied with the provisions of Article 2 hereof, any Class A Shareholder may Transfer shares of Common Stock to third parties in a public offering registered under the Securities Act of 1933, as amended (the "SECURITIES ACT"), or

(following an initial public offering by the Company) pursuant to Rule 144 under the Securities Act.

                       (f) ANI may Transfer shares of Common Stock to third parties in a public offering registered under the Securities Act, or (following an initial public offering by the Company) pursuant to Rule 144 under the Securities Act.

                       (g) ANI may pledge and grant security interests, liens and other encumbrances on shares of the Common Stock in order to secure the obligations of itself and its affiliates (including the Company and its subsidiaries) under and in respect of indebtedness of ANI and its affiliates (including the Company and its subsidiaries) to unaffiliated third party bank lenders ("BANK LENDERS") and agreements and instruments governing such indebtedness with such Bank Lenders ("BANK DOCUMENTS"). In the event the Bank Lenders of such debt (or their agents) foreclose on such shares (or otherwise acquires such shares pursuant to the exercise of its remedies under the Bank Documents), they (and all of their subsequent transferees) shall take such shares free of the terms, conditions and restrictions (as well as any options and rights ) set forth in this Agreement, but, notwithstanding Section 1.05 hereof, and without limitation of ANI's right to assign its rights thereunder, ANI shall continue to be bound by its obligations under Sections 4.01, 4.02, 4.05, 4.06 and 4.07 of this Agreement.

                  1.04 TRANSFEREES BOUND. All transferees of shares of Common Stock permitted by Section 1.03 (other than a Transfer permitted by Sections 1.03(e), 1.03(f) or 1.03(g)) shall take such shares subject to all of the terms, conditions and restrictions set forth in this Agreement, and shall be entitled to such rights and benefits under this Agreement as its transferor shall have transferred to it, PROVIDED that in the case of a Transfer by Media General (or any other Class A Shareholder) (x) to a transferee other than ANI and its affiliates (or other than as permitted pursuant to Section 1.03(e)), the Call Option and the Put Option (each as defined in Article 4 below) shall under all circumstances bind the transferees or (y) to ANI and its affiliates, the rights, benefits and obligations hereunder in respect of such shares shall not be retained by Media General (or such Class A Shareholder) and (ii) it shall be a condition to the effectiveness of each such Transfer that the transferee execute an instrument in form and substance reasonably satisfactory to the Shareholders by which it agrees to become a party to this Agreement (and be bound by such terms, conditions and restrictions as if it were the transferring Shareholder). Any right or benefit afforded Class A Shareholders hereunder will not extend to Class A Shareholders who receive their shares in a Transfer described in Section 1.03(e). Transferees in Transfers permitted by
Section 1.03(e), 1.03(f) or 1.03(g) shall take such shares of Common Stock free of the terms, conditions and restrictions set forth in this Agreement. In the event that a third-party holder of shares of Common Stock shall become a party hereto, the Parties shall amend this Agreement so that the terms, conditions and restrictions set forth herein apply to the new party MUTATIS MUTANDIS.

                  1.05 TERMINATION OF RESTRICTIONS. The rights, obligations and restrictions of this Agreement shall terminate as to any Shareholder at such time as such Shareholder no longer holds any Common Stock; PROVIDED, that (x) such Shareholder shall not be released from (and shall remain responsible for) all obligations accrued and any liability in respect of any breach of this Agreement occurring prior to such time, (y) indemnification rights and obligations in respect of the Registration Rights will survive in respect of registrations theretofore effected and (z) without limitation of ANI's right to assign its rights thereunder, ANI shall not be released from its obligations under Sections 4.01, 4.02, 4.05, 4.06 and 4.07 of this Agreement if it ceases to be a Shareholder.

                  2. ANI'S AND THE COMPANY'S RIGHT OF FIRST PURCHASE IN CONNECTION WITH PROPOSED PUBLIC OFFERINGS AND RULE 144 SALES BY CLASS A SHAREHOLDERS

                  2.01 PROPOSED PUBLIC OFFERINGS BY CLASS A SHAREHOLDERS. If a Class A Shareholders desires to sell any of its Common Stock in a public offering to be registered under the Securities Act (a "PUBLIC OFFERING SHAREHOLDER"), it shall deliver to ANI and the Company written notice of such desire (a "NOTICE OF PROPOSED PUBLIC OFFERING"), describing the Common Stock proposed to be sold in such offering (the "PUBLICLY OFFERED SHARES"), the proposed effective date, and the proposed price per share of such public offering (the "PROPOSED OFFERING PRICE"). The Notice of Proposed Public Offering shall constitute an option for first ANI and then the Company, to purchase all, but not less than all, of the Publicly Offered Shares at the Proposed Offering Price, payable in cash. Exercise of such option shall be made by ANI or the Company, as the case may be, giving written notice of such exercise (the "PUBLIC OFFERING EXERCISE NOTICE") to the Public Offering Shareholder not more than thirty (30) days after receipt of the Notice of Proposed Public Offering. Such Public Offering Exercise Notice shall set forth a closing date, which shall be not less than ten (10) nor more than ninety (90) days after the date of the Public Offering Exercise Notice. If no Public Offering Exercise Notice is timely given or the Public Offering Exercise Notice is given with respect to less than all of the Publicly Offered Shares to which the Notice of Proposed Public Offering relates, the Public Offering Shareholder may, at any time within six months immediately following the later of (i) the date the registration statement in respect of such public offering is declared effective by the Securities and Exchange Commission (the "SEC") or (ii) the expiration of the period during which the Public Offering Exercise Notice could be given (or such prior date as ANI and the Company shall in writing advise the Public Offering Shareholder of their election not to exercise the right of first purchase set forth in this Section 2.01), sell the Publicly Offered Shares in a public offering registered under the Securities Act; PROVIDED, HOWEVER, that (y) any such public offering shall be at a price per share or other unit not less than 90% of the Proposed Offering Price, and (z) if such price (the "PUBLIC OFFERING REVISED PRICE") shall be less than 90% of the Proposed Offering Price, then the Public Offering Shareholder shall deliver to ANI and the Company written notice of such Public Offering Revised Price (the "NOTICE OF PUBLIC OFFERING REVISED PRICE"), the Public Offering Shareholder shall not sell the Publicly Offered Shares until the 10-day period described in the next sentence has expired (without ANI having exercised the option described in the next sentence), and this proviso shall apply to any such sale (for which purpose the Proposed Offering Price shall be the Public Offering Revised Price). The Notice of Public Offering Revised Price shall constitute an option for first ANI and then the Company, to purchase all, but not less than all, of the Publicly Offered Shares subject to such Notice of Proposed Public Offering at a price equal to 110% of the Public Offering Revised Price, payable in cash, which option may be exercised only during the 10-day period beginning on the day after receipt by ANI and the Company of the Notice of Public Offering Revised Price from the Public Offering Shareholder.

                  2.02 PROPOSED RULE 144 SALES BY THE CLASS A SHAREHOLDERS. If following an initial public offering by the Company, a Class A Shareholder desires to sell any of its Common Stock pursuant to Rule 144 under the Securities Act (a "144 SHAREHOLDER"), it shall deliver to ANI and the Company written notice of such desire (a "NOTICE OF PROPOSED 144 SALE"), describing the Common Stock proposed to be sold in such offering (the "OFFERED 144 SHARES") and the proposed purchase price per share of the Offered 144 Shares (the "PROPOSED SALE PRICE"). The Notice of Proposed 144 Sale shall constitute an option for first ANI and then the Company, to purchase all, but not less than all, of the Offered 144 Shares at the Proposed Sale Price, payable in cash. Exercise of such option shall be made by ANI or the Company, as the case may be, giving written notice of such exercise (the "144 EXERCISE NOTICE") to the 144 Shareholder not more than thirty (30) days after receipt of the Notice of Proposed 144 Sale. Such 144 Exercise Notice shall set forth a closing date, which shall be not less than ten (10) nor more than ninety
(90) days after the date of the 144 Exercise Notice. If no 144 Exercise Notice is timely given or the 144 Exercise Notice is given with respect to less than all of the Offered 144 Shares to which the 144 Exercise Notice relates, the 144 Shareholder may, at any time within thirty (30) days immediately following the expiration of the period during which the 144 Exercise Notice could be given (or such prior date as ANI and the Company shall in writing advise the 144 Shareholder of their election not to exercise the right of first purchase set forth in this Section 2.02), sell the Offered 144 Shares pursuant to Rule 144; PROVIDED, HOWEVER, that (y) any such sale shall be for a price per share or other unit not less than 90% of the Proposed Sale Price, and (z) if such price (the "144 REVISED PRICE") shall be less than 90% of the Proposed Sale Price, then the 144 Shareholder shall deliver to ANI and the Company written notice of such 144 Revised Price (the "NOTICE OF 144 REVISED PRICE"), the 144 Shareholder shall not sell the Offered 144 Shares until the 10-day period described in the next sentence has expired (without ANI having exercised the option described in the next sentence) and this proviso shall apply to any such sale (for which purpose the Proposed Sale Price shall be the 144 Revised Price). The Notice of 144 Revised Price shall constitute an option for first ANI and then the Company, to purchase all, but not less than all, of the Offered 144 Shares subject to such Notice of Proposed 144 Sale at a price equal to 110% of the 144 Revised Price, payable in cash, which option may be exercised only during the

10-day period beginning on the day after receipt by ANI and the Company of the Notice of 144 Revised Price from the 144 Shareholder.

                  3. SHAREHOLDER'S OPTION TO PURCHASE COMMON STOCK; DRAG-ALONG AND TAG-ALONG RIGHTS

                  3.01 OPTION TO PURCHASE. Except as otherwise expressly authorized pursuant to Section 1.03, should any Shareholder desire to Transfer all or any part of such Shareholder's Common Stock (in such context, the "SELLING SHAREHOLDER") to a third-party transferee, whether the Selling Shareholder desires to initiate a disposition or is responding affirmatively to an offer to purchase, before doing so the Selling Shareholder shall first permit ANI (in the case of a Transfer by Class A Shareholders) or the Class A Shareholders (in the case of a Transfer by ANI) (in such context, the "REMAINING SHAREHOLDERS") to exercise a first option to purchase (the "FIRST PURCHASE OPTION") the shares of Common Stock which the Selling Shareholder desires to Transfer, in accordance with the provisions of this Article 3. Nothing in this Agreement shall be deemed to restrict or prohibit a Shareholder from soliciting third parties to purchase its Common Stock prior to offering the same to the Remaining Shareholders, but no sale to a third party may be consummated until such Common Stock has been offered to the Remaining Shareholders in accordance with this Article 3 and any such sale to a third-party pursuant to this Section 3.01 will be subject to the Tag-Along Rights and (to the extent applicable) Drag-Along Rights described in Sections
3.06 and 3.07. Upon delivery of the First Right of Purchase Notice (as defined below) by a Selling Shareholder other than ANI, ANI's right to exercise its Drag-Along Rights in respect of the shares of Common Stock subject to such First Right of Purchase Notice and any shares of Common Stock in respect of which (in connection with the Transfer described in such First Right of Purchase Notice) any Remaining Shareholder exercises its tag-along rights in accordance with

Section 3.07 (except in respect of a Transfer described in a First Right of Purchase Notice delivered by ANI prior to the delivery of such First Right of Purchase Notice by such Selling Shareholder) shall be stayed until the earlier of (x) the consummation of the Transfer of such shares of Common Stock pursuant to the First Purchase Option or the consummation of the Transfer described in such First Right of Purchase Notice and (y) the expiration of the 90-day period specified in Section 3.05.

                  3.02 REQUIRED NOTICE.

                       (a) Upon deciding to Transfer all or any part of its Common Stock, whether the Selling Shareholder desires to initiate a disposition or is responding affirmatively to an offer to purchase, except as otherwise expressly authorized pursuant to Section 1.03, the Selling Shareholder shall simultaneously notify the Company and the Remaining Shareholders in writing of its intended disposition (the "FIRST RIGHT OF PURCHASE NOTICE"). Such First Right of Purchase Notices shall be given as provided in Section 8.02 of this Agreement.

                       (b) Such First Right of Purchase Notices shall contain a complete description of the proposed transaction including (i) the identity of the proposed transferee, (ii) the purchase price offered (PROVIDED, HOWEVER, that if the purchase offer is a non-cash offer (in whole or in part) (a "NON-CASH OFFER"), instead of the purchase price, such First Right of Purchase Notices shall instruct the Remaining Shareholders to contact the Selling Shareholder for purposes of determining the present cash value of the Non-Cash Offer in accordance with Section 3.04) (the cash purchase price of Common Stock or the present cash value of Common Stock offered in a Non-Cash Offer is referred to hereinafter as the "PURCHASE PRICE"), and (iii) all other material terms of such transaction. Such First Right of Purchase Notices shall also specify whether the Selling Shareholder is only willing to sell all of its shares of Common Stock, or is willing to sell only a portion thereof, and such specifications shall control the scope of any option to purchase such shares thereunder.

                  3.03 EXERCISE AND SCOPE OF EXERCISE. Upon receipt of a First Right of Purchase Notice from a Selling Shareholder pursuant to Section 3.02, the Remaining Shareholders shall thereupon have the First Purchase Option with respect to all, but not less than all, of the shares Common Stock offered at the Purchase Price. In the event that more than one Remaining Shareholder exercises the First Purchase Option, each Remaining Shareholder exercising the First Purchase Option shall be deemed to have exercised the First Purchase Option in respect of a pro rata portion of the shares subject to such First Purchase Option (calculated based upon the number of shares of Common Stock each Remaining Shareholder desires to purchase pursuant to the First Purchase Option). Except in the case of a Non-Cash Offer, the First Purchase Option must be exercised by the Remaining Shareholders within thirty
(30) days after receipt of the First Right of Purchase Notice delivered pursuant to Section 3.02. Any such exercise of a First Purchase Option by the Remaining Shareholders shall be made within such 30-day period by written notice to the Selling Shareholder, with copy to the Company, given as provided in Section 8.02 of this Agreement. In the case of a Non-Cash Offer, the First Purchase Option shall be exercised as set forth in Section 3.04(e).

                  3.04 BONA FIDE NON-CASH THIRD PARTY OFFERS.

                       (a) Upon receipt of a First Right of Purchase Notice which indicates that the Selling Shareholder has decided to Transfer all or any part of its Common Stock pursuant to a Non-Cash Offer for such shares of Common Stock, the Remaining Shareholders and the Selling Shareholder shall promptly consult to determine the present cash value of such Non-Cash Offer.

                       (b) If within 30 days of receipt by the Remaining Shareholders of such First Right of Purchase Notice, the Selling Shareholder and the Remaining Shareholders cannot agree on the present cash value of such Non-Cash Offer, then within forty-five (45) days of receipt by the Remaining Shareholders of such First Right of Purchase Notice, each of the Selling Shareholder and the Remaining Shareholders shall appoint one qualified independent appraiser knowledgeable in the appropriate industry to determine the present cash value of the Non-Cash Offer. If either the Selling Shareholder or the Remaining Shareholders fail to appoint an appraiser within such 45-day period, then its right to do so shall lapse, and the appraisal made by the one independent appraiser which is timely appointed shall be conclusive.

                       (c) If the two appraisers make appraisals of the present cash value of the Non-Cash Offer, and the higher appraisal does not exceed 110% of the lower appraisal, the present cash value of the Non-Cash Offer shall be average of such two appraisals. If the two appraisals are further apart than 10%, the first two appraisers will select a third qualified independent appraiser knowledgeable in the appropriate industry within fifteen (15) business days of the date on which the second appraisal is delivered to the Selling Shareholder and the Remaining Shareholders. In such case, the cash value of the Non-Cash Offer will be deemed to be the average of the appraisal delivered by such third appraiser and the one of the first two appraisals which is closer to such third appraisal. If the first two appraisals are equidistant from the third appraisal, the third appraisal shall be final, conclusive and binding on the Parties.

                       (d) Each appraiser appointed pursuant to this Article 3 shall deliver its appraisal in writing to the Selling Shareholder and the Remaining Shareholders concurrently within thirty (30) days of its appointment. Each of the Parties hereto and the Company agrees that it will use its best efforts to provide each appraiser with such information as such appraiser may reasonably require in order to complete its appraisal within such 30-day period. The Selling Shareholder shall pay the fee of the appraiser selected by it, and the Remaining Shareholders shall pay the fee of the appraiser selected by it. The fee of any third appraiser shall be divided equally between the Selling Shareholder and the Remaining Shareholders.

                       (e) In the case of a Non-Cash Offer, the First Purchase Option must be exercised by the Remaining Shareholders within twenty
(20) days after the date on which the later, in the case of two appraisals, or the last, in the case of three appraisals, is delivered to the Selling Shareholder and the Remaining Shareholders pursuant to Section 3.04(d). Any such exercise of a First Purchase Option by the Remaining Shareholders shall be made within such twenty (20) day period by written notice to the Selling Shareholder, with copy to the Company, given as provided in Section 8.02 of this Agreement

                  3.05 FAILURE TO EXERCISE. If the Remaining Shareholders fail to exercise their First Purchase Options within the period specified in Sections 3.03 or 3.04(e) (the "EXERCISE PERIOD"), then, subject to Sections
3.06 and 3.07, the Selling Shareholder shall be free to Transfer the shares of Common Stock specified in the First Right of Purchase Notice within a 90-day period after the expiration of the Exercise Period; PROVIDED, that (i) the purchase price for such Transfer is at least equal to (and in the same form as) the Purchase Price at which the First Purchase Option was offered to the Remaining Shareholders; (ii) the proposed transferee is the same transferee specified in the First Right of Purchase Notice; and (iii) the other terms and conditions of such Transfer are equivalent to the remaining terms and conditions that were specified in the First Right of Purchase Notice. If the Common Stock is not disposed of within such 90-day period, then the Selling Shareholders' rights to Transfer shares of Common Stock under this Section 3.05 shall lapse, and the Selling Shareholder must thereafter offer to the

Remaining Shareholders another First Purchase Option if it subsequently wishes to so Transfer its shares. For purposes of this Section 3.05, a sale shall be deemed made when closing has occurred, and the transfer agent has been requested to record the transfer of Common Stock in the stock transfer records of the Company.

                  3.06 DRAG-ALONG RIGHTS.

                       (a) If the Selling Shareholder is ANI and ANI intends to dispose of shares of Common Stock constituting not less than 50% of the outstanding Common Stock in a Transfer to which Section 3.01 applies to a bona fide third party transferee that is not an Affiliate of ANI, and (i) the Put Option (as defined below) is not and has not previously been exercised prior to the date on which such Class A Shareholder receives a First Right of Purchase Notice in accordance with Section 3.02, (ii) the First Purchase Option has not been exercised in respect of such First Right of Purchase Notice and (iii) no stay provided for by the last sentence of Section 3.01 is in effect, then ANI shall have the option to require each Class A Shareholder that does not exercise Tag-Along Rights set forth in Section 3.07 with respect to all of its shares of Common Stock (a "DRAGGABLE SHAREHOLDER") to Transfer all of its shares of Common Stock to the proposed transferee specified in such First Right of Purchase Notice on the same terms and conditions described therein (the "DRAG-ALONG RIGHTS") in connection with the proposed Transfer by ANI of its shares of Common Stock to such transferee. In connection with such Transfer, no Draggable Shareholder (x) shall be required to give any representations or warranties or indemnities other than with respect to itself, its title to the Common Stock and the transfer of such title to the transferee free and clear of all security interests, encumbrances, claims, liens or charges of any kind, other than those created by or through Buyer or its affiliates ("LIENS") (this sentence not being intended to limit a Draggable Shareholder's responsibility for any Purchase Price adjustment or its participation in escrow arrangements), (y) be required to Transfer a greater percentage of the Common Stock held by it than the lowest percentage of Common Stock held that is Transferred by ANI and any other Draggable Shareholder (assuming that all of the Draggable Shareholders comply with their obligations under this Section 3.06) or (z) be required to Transfer any of its shares of Common Stock pursuant to ANI's exercise of such Drag-Along Right later than six (6) months after delivery of the Drag-Along Notice required by Section 3.06(b).

                       (b) Upon deciding to exercise the Drag-Along Rights, ANI shall simultaneously notify the Company and each other Shareholder in writing of its intended exercise (the "DRAG-ALONG NOTICES"). Such Drag-Along Notices shall be given as provided in Section 8.02 of this Agreement.

                  3.07 TAG-ALONG RIGHTS.

                       (a) Except as otherwise expressly authorized pursuant to Section 1.03, no Selling Shareholder shall, in any one transaction or series of transactions, directly or indirectly, Transfer shares of Common Stock unless the terms and conditions of such Transfer include an offer to the Remaining Shareholders (in such context, the "TAG-ALONG OFFEREES") to include in the Transfer to such third party, at the option of each Tag-Along Offeree, such number of shares of Common Stock owned by such Tag-Along Offeree at the time of such Transfer as determined in accordance with this
Section 3.07 on the same terms and conditions (including without limitation, the proposed Purchase Price and date of Transfer) as are available to the Selling Shareholder (the "TAG-ALONG RIGHTS").

                       (b) The Tag-Along Offerees shall be entitled to include in the contemplated Transfer, at the same price and on the same terms as available to the Selling

Shareholder, a number of shares of Common Stock (the "PROPORTIONATE TAG-ALONG SHARES") up to the product of (i) the quotient determined by dividing the number of shares of Common Stock to be transferred by the Selling Shareholder to the third party by the aggregate number of shares of Common Stock owned by the Selling Shareholder and (ii) the aggregate number of shares of Common Stock owned by the Tag-Along Offeree.

                       (c) A Tag-Along Offeree may exercise its Tag-Along Rights by delivering written notice of such exercise (the "TAG-ALONG EXERCISE NOTICE") to the Selling Shareholder, by the expiration of the applicable Exercise Period in respect of such Transfer.

                       (d) In the event that the number of shares of Common Stock proposed to be Transferred by the Selling Shareholder, PLUS the proportionate number of shares of Common Stock proposed to be transferred by the Tag-Along Offerees (the "TOTAL TRANSFERRED SHARES"), exceeds the maximum number of shares of Common Stock that the third party is willing to purchase or otherwise acquire, then the number of shares of Common Stock to be Transferred by the Selling Shareholder and each Tag-Along Offeree, respectively, shall be reduced by equal percentages until the number of Total Transferred Shares equals the maximum number of shares of Common Stock that the third party is willing to purchase or otherwise acquire; provided that if such allocation would result in any such Tag-Along Offeree selling or disposing of less than the minimum number of shares of Common Stock as set forth in such Tag-Along Offeree's Tag-Along Exercise Notice, such Tag-Along Exercise Notice shall be revoked and the shares of Common Stock which such Tag-Along Offeree would otherwise have been entitled to sell or dispose of to the Third Party shall be allocated among the Selling Shareholder and the other Tag-Along Offerees who have given Tag-Along Exercise Notices pro rata (based on the number of shares of Common Stock they would otherwise have Transferred). All calculations pursuant to this Section 3.07 shall exclude and ignore any unissued shares of Common Stock of the Company issuable pursuant to stock options, warrants and other rights to acquire shares of Common Stock.

                       (e) Each of the Selling Shareholder and the proposed transferee shall have the right, in its sole discretion, at all times prior to the consummation of the proposed Transfer giving rise to the Drag-Along Rights and Tag-Along Rights set forth in Section 3.06 and this Section 3.07, to abandon, rescind, annul, withdraw or otherwise terminate such Transfer whereupon all Drag-Along Rights and Tag-Along Rights in respect of such Transfer shall become null and void, and neither the Selling Shareholder nor the third party shall have any liability or obligations to the Draggable Shareholders and Tag-Along Offerees with respect thereto by virtue of such abandonment, rescission, annulment, withdrawal or termination.

                  3.08 PAYMENT OF PURCHASE PRICE AND CLOSING OF THE TRANSFER
                       OF SHARES OF COMMON STOCK.

                       (a) Payment for the shares of Common Stock Transferred pursuant to this Article 3 shall be made in one of the following ways: (i) subject to clause (iii) below, if the Remaining Shareholder exercises its First Purchase Option, the Remaining Shareholders shall match the same price and payment terms offered by the proposed third-party transferee (PROVIDED, that any non-cash consideration shall be paid in cash at the present cash value determined pursuant to Section 3.04); or (ii) if a third-party transferee (other than another Shareholder) purchases the Remaining Shareholder's shares of Common Stock pursuant to Section 3.06 or 3.07, such transferee shall match the same price (including the form of the consideration) and payment terms offered to the Selling Shareholder; or (iii) if Media General purchases ANI's shares of Common Stock, Media General may deliver shares of the publicly traded common stock of Media General (valued at the average of the publicly traded closing price for the twenty (20) trading days immediately preceding the date of delivery) or by a combination thereof in payment of the Purchase Price (in which case Media General and ANI shall enter into a registration rights agreement reasonably acceptable to each of them providing ANI with registration rights in respect of such shares comparable to the Registration Rights).

                       (b) The closing of a sale of shares of Common Stock to the Remaining Shareholders pursuant to Section 3.01 shall occur on a date mutually selected by the Selling Shareholder and the Remaining Shareholders which date is not less than ten (10) nor more than one hundred twenty (120) days after the date the Selling Shareholder delivers the First Right of Purchase Notice under Section 3.02 of this Agreement.

                  4.   PUT AND CALL OPTIONS

                  4.01 PUT OPTION. Media General and each other Class A Shareholder shall have an option (the "PUT OPTION") to require ANI to purchase for the Put/Call Purchase Price (as defined below), in the manner set forth below, all, but not less than all, of the shares of Common Stock owned by Media General and the other Class A Shareholders at the time of the exercise of the Put Option. If there is more than one Class A Shareholder, the decision to exercise the Put Option shall be made by Media General in its sole discretion or by such other Class A Shareholder(s) to which Media General shall have assigned such authority (provided that ANI shall have been given written notice of such assignment of authority in accordance with
Section 8.02)) (the "AUTHORIZED SHAREHOLDER").

                  4.02 PUT OPTION TERM. The Authorized Shareholder may deliver to ANI in accordance with Section 8.02 a notice of exercise of the Put Option (the "PUT EXERCISE NOTICE") no earlier than the second anniversary and no later than the fifth anniversary of the date hereof. In the event that the Authorized Shareholder has not delivered a Put Exercise Notice to ANI by the fifth anniversary of the date hereof, the Put Option shall expire.

                  4.03 CALL OPTION. ANI shall have an option (the "CALL OPTION") to purchase all, but not less than all, of the shares of Common Stock owned by Media General and the other Class A Shareholders at the time of the exercise of the Call Option for the Put/Call Purchase Price.

                  4.04 CALL OPTION TERM. Provided that the Authorized Shareholder has not theretofore delivered a Put Exercise Notice, ANI may deliver to the Class A Shareholders in accordance with Section 8.02 a notice of its exercise of the Call Option (the "CALL EXERCISE NOTICE") no earlier than the day after the fifth anniversary of the date hereof and no later than the sixth anniversary of the date hereof.

                  4.05 DETERMINATION OF PUT/CALL PURCHASE PRICE.

                       (a) Within fifteen (15) days of delivery of the Put Exercise Notice or the Call Exercise Notice, Media General (or, in the case of an exercise of the Put Option, the Authorized Shareholder, in each case on behalf of the Class A Shareholders) and ANI shall each select a qualified independent appraiser knowledgeable in the appropriate industry to determine the fair market value of the Company based on its full, private market value (such determination is herein referred to as an "APPRAISED FAIR MARKET VALUE"), each of which firms shall determine the Appraised Fair Market Value of the Company within thirty (30) days following its selection. In connection with its determination of Appraised Fair Market Value, each qualified independent appraiser shall deduct the sum of (i) outstanding Permitted Debt (as defined in Section 6.03), PLUS (ii) any other Debt of the Company (and its subsidiaries) the incurrence of which was approved by Media General or the Class A Director (as defined in Section 6.02(d)) in accordance with Section 6.03(e), plus (iii) capitalized leases of the Company (and its subsidiaries) (other than capitalized leases entered into in violation of Section 6.03(e)).

                       (b) If the lower of the two determinations of Appraised Fair Market Value of the Company, as calculated by the two (2) qualified independent appraisers selected by Media General and ANI, is within 20% of the higher, then the "PUT/CALL PURCHASE PRICE" shall be an amount equal to the Fraction (as defined below), MULTIPLIED BY of the average of such two appraisals, which shall be final, conclusive and binding on the parties. However, if the lower of the appraisals is not within 20% of the higher, then the two previously chosen qualified independent appraisers will, within ten (10) days of the completion of their appraisals, select a third qualified independent appraiser knowledgeable in the appropriate industry to determine the Appraised Fair Market Value of the Company within thirty (30) days of the selection of the third appraiser, and the "PUT/CALL PURCHASE PRICE" shall be an amount equal to the Fraction, MULTIPLIED BY (x) the average of the two closest of the three appraisals of Appraised Fair Market Value or (y) by the middle Appraised Fair Market Value if it is equidistant form the high and low of the three appraisals, which shall be final, conclusive and binding on the parties. As used herein, "FRACTION" shall mean a fraction, the numerator of which is the number of shares of Common Stock to be purchased, and the denominator of which is the number of shares of Common Stock then outstanding.

                       (c) The Company and the Shareholders shall cooperate with the appraisers in all respects, including providing the appraisers with all financial statements and other information required to complete the appraisals. ANI and the Class A Shareholders shall each bear the cost and expenses of their own appraiser. The fees, expenses and costs of the third appraisers shall be borne equally by ANI, on the one hand, and the Class A Shareholders, on the other hand.

                  4.06 PUT OPTION CLOSING. Within fifteen (15) business days after the final determination of the Put/Call Purchase Price, ANI will pay to the Class A Shareholders by wire transfer of immediately available funds the Put/Call Purchase Price against delivery of the shares of Common Stock to be sold pursuant to the Put Option or the Call Option, as the case may be, (the "OPTION SHARES") free and clear of all Liens (other than this Agreement) but otherwise without representation or warranty or other indemnity, together with stock powers executed in blank with all necessary stock transfer and other documentary stamps attached. Amounts payable to ANI pursuant to Section 7(e) of the Tax Sharing Agreement may be offset against the Put/Call Purchase Price as provided therein. The obligations of the Class A Shareholders to deliver their shares of Common Stock free and clear of all Liens is several and not joint and no default by any such Class A Shareholder shall relieve ANI of its obligation to pay the Put/Call Purchase Price to non-defaulting Class A Shareholders.

                  4.07 DEFERRAL OF THE PUT OPTION CLOSING.

                       (a) In the event the Class A Shareholders exercise their Put Option pursuant to this Article 4, ANI may elect to defer the closing of the purchase of the Option Shares for up to twelve (12) months from the date on which the closing of such purchase is otherwise required to occur pursuant to Section 4.06 (the "DEFERRAL PERIOD"). During the Deferral Period, the Put/Call Purchase Price shall increase at a rate equal to seven percent (7%) per annum during the first three (3) months of the Deferral Period, nine percent (9%) per annum during the second three (3) months of the Deferral Period, eleven percent (11%) per annum during the third three (3) months of the Deferral Period and thereafter at a rate of thirteen percent (13%) per annum until the Put/Call Purchase Price has been paid in full (in each case, compounded quarterly).

                       (b) In the event that the closing of the purchase of the Option Shares as to which the Put Option has been exercised has not occurred by the end of the Deferral Period (other than as a result of a default (including the failure to transfer its shares of Common Stock as provided in Section 4.06) by a Class A Shareholder), ANI's Call Option will terminate in respect of the shares of Common Stock held by all non-defaulting Class A Shareholders, and ANI will be deemed to be in breach of the Put Option of such non-defaulting Class A Shareholders.

                  5.   RESTRICTIVE LEGEND

                  5.01 FORM OF LEGEND. All certificates for shares of the Common Stock subject to this Agreement shall bear the legend set forth below:

                  "Sale, transfer, assignment, pledge, gift or any other disposition, alienation or encumbrance of the shares represented by this certificate is restricted by (and shares represented by this certificate are subject to a right of first purchase and may be subject to certain other rights of purchase by certain persons pursuant to) the terms of a Third Amended and Restated Shareholders' Agreement, dated as of June 30, 1999, among Media General, Inc., MediaNews Group, Inc. and the Company, which may be examined at the principal office of the Company, and such shares may be sold, transferred, assigned, pledged, given or otherwise disposed of, alienated or encumbered only upon compliance with the terms of that Agreement."

                  "The shares represented by this certificate have not been registered under the Securities Act of 1993 (the "ACT") and may not be offered, sold or otherwise transferred unless and until (i) a registration statement with respect thereto is effective under the Act or (ii) in the opinion of counsel, which opinion is reasonably satisfactory in form and in substance to counsel for the Company, such offer, sale or other transfer is in compliance with the Act and any applicable state securities laws."

                  5.02 REMOVAL OF LEGEND. The first part of the legend set forth in Section 5.01 is intended to ensure compliance with Articles 1, 2, 3 and 4 of this Agreement and shall be removed by the Company, or by the transfer agent and registrar of the Company upon the Company's instructions, from the certificates evidencing any shares of Common Stock upon Transfer of such shares in connection with a public offering or Rule 144 sale by ANI in accordance with Section 1.03(f) or any Class A Shareholder in accordance with
Section 1.02(e) or Article 2 or in connection with a foreclosure described in
Section 3.03(g).

                  The second part of the legend set forth in Section 5.01 is intended to ensure compliance with the Securities Act and shall be removed by the Company, or by the transfer agent and registrar of the Company upon the Company's instructions, from the certificates evidencing shares of Common Stock to which either of clause (i) or (ii) of such second part of the legend applies when (a) a registration statement covering the sale of such Common Stock becomes effective under the Securities Act or (b) the Company receives an opinion of counsel satisfactory to the Company that such restrictions are no longer required on the certificates evidencing such Common Stock in order to ensure compliance with the Securities Act.

                  When the holder of any shares of Common Stock is entitled to have the legend, or any part thereof, set forth in Section 5.01 removed from the certificates evidencing such Common Stock, the Company shall, or shall instruct its transfer agent and registrar to, issue new certificates evidencing such Common Stock in the name of the holder not bearing the legend, or such part thereof, set forth in Section 5.01 hereof.

                  6.   GENERAL COVENANTS

                  6.01 APPLICABILITY OF COVENANTS. The covenants set forth in this Article 6 are made for the benefit of Media General, as the holder of the Class A Common Stock and, in the case of Sections 6.02(b), 6.02(c), and 6.02(d)(i), (ii), (iv), (v) and (vi),
for the benefit of ANI, as the holder of the Class B Common Stock. Such covenants shall also run in favor of any transferee permitted hereunder of the Common Stock other than any third party transferee (or subsequent transferee) of Common Stock sold in connection with a public offering or Rule 144 sale.

                  6.02 AFFIRMATIVE COVENANTS.

                       (a) ANI and the Company covenant that they shall immediately inform each Class A Shareholder of any defaults or events of default occurring under any loan agreement or other instrument governing Debt of either of them or of any of their respective direct or indirect subsidiaries, in each case, in excess of $3,000,000, and shall keep each Class A Shareholder informed as to the status of such defaults or events of default. ANI and the Company shall furnish each Class A Shareholder with copies of all notices and correspondence received or sent by either of them or by any of their respective direct or indirect subsidiaries relating to any such defaults or events of default.

                       (b) ANI and the Company covenant that on October 1 of each year commencing October 1, 2000 (or the next business day, if such day is not a business day) (each, a "PAYMENT DATE") all Available Cash (as defined below) shall be applied to reduce Permitted Debt, with such Available Cash being applied first to Permitted Debt described in clauses (1), (2) and
(3) of the definition of Permitted Debt. As used herein, "AVAILABLE CASH" shall mean in respect of a Payment Date an amount equal to all cash and cash equivalents of the Company and its subsidiaries in excess of $5,000,000 on such date reduced by (x) amounts payable pursuant to the Tax Sharing Agreement or to state and local tax authorities in respect of taxes relating to the fiscal year prior to such Payment Date and (y) such other amounts as ANI, with the approval of

Media General (not to be unreasonably withheld) determines should be withheld to meet future expenditures (i) pursuant to the Approved Budget or (ii) which otherwise have not been incurred in violation of Section 6.03.

                       (c) In the event that the Company lacks sufficient working capital to fund operating needs, each Shareholder covenants that it will make capital contributions to the Company to fund such requirements in proportion to its percentage ownership of the Company's Common Stock up to an amount equal to dividends and distributions received by such Shareholder from the Company after the Closing in respect of shares of Common Stock held by such Shareholder at the time the capital contribution is to be made, PROVIDED
(1) that a transferee of Common Stock pursuant to Sections 1.03(a) or 1.03(b) shall be responsible to make capital contributions pursuant to this paragraph up to an amount equal to dividends and distributions received after the Closing by such Shareholder and all previous holders of such shares in respect of such shares of Common Stock (that were previously transferred to it pursuant to Sections 1.03(a) or 1.03(b)) and (2) that in the event a Shareholder is required to make a capital contribution pursuant to this paragraph that is less than the total dividends and distributions paid after the Closing in respect of the shares of Common Stock held by it at such time (as a consequence of having acquired its shares after the Closing), the capital contributions required to be made by the other Shareholders pursuant to this paragraph will be reduced such that the capital contributions made by all Shareholders are in proportion to the shares of Common Stock held by them at such time.

                       (d) The Company and the Shareholders hereby covenant and agree as follows:

                           (i) The Shareholders at any annual meeting of stockholders of the Company or any special meeting at which directors are to be elected (or in any written consent in lieu of any such meeting), will cast or cause to be cast all their votes of Common Stock so as to cause the election of one (1) director to be selected by the holders of Class A Common Stock (the "CLASS A DIRECTOR") and four (4) directors to be selected by the holders of Class B Common Stock (the "CLASS B DIRECTORS"), in each case in the manner provided in the Certificate of Incorporation and Bylaws, for a total of five (5) directors (which shall constitute the entire Board of Directors of the Company). Media General (so long as it is a Shareholder) shall have the right to have up to two of its officers or employees attend all meetings of the Board of Directors of the Company as observers.

                           (ii) If a vacancy with respect to the Class A Director or a Class B Director should be created on the Board of Directors of the Company for any reason, including, but not limited to, the death, disability, resignation or removal of such director, such vacancy will promptly be filled by the holders of Class A Common Stock, with respect to the Class A Director, or the holders of Class B Common Stock, with respect to the Class B Director, as the case may be, at a special meeting called for that purpose (or by a written consent in lieu of such meeting), and at such special meeting (or by such consent), the Shareholders shall cast or cause to be cast all of their votes in favor of the replacement director selected by the Common Shareholders who previously selected the director whose death, resignation, etc. created the vacancy. No person who, directly or indirectly, as an employee, director, consultant, or in any other capacity, is engaged in any newspaper publishing business which is in direct competition with any newspaper published by the Company or any of its subsidiaries shall be a director of the Company or any of its subsidiaries or one of Media General's observers.

                           (iii) The Class A Director shall be (x) a member of each committee designated by the Board of Directors, (y) a director of each subsidiary of the Company and (z) entitled to access to the Company's outside auditors in the absence of the designation by the Board of Directors of an audit committee.

                           (iv) A majority of the entire Board of Directors of the Company or any of its subsidiaries shall constitute a quorum for the transaction of business or of any specified item of business; PROVIDED, HOWEVER, that the presence of the Class A Director shall be necessary to constitute a quorum at any meeting of any such Board of Directors as to which any action to be taken (y) was not described with reasonable specificity as being part of the agenda in the formal written notice of such meeting or (z) is required to be approved by the Class A Director pursuant to Section 6.03.

                           (v) All directors shall be entitled to attend meetings of the Board of Directors of the Company and its subsidiaries and committees thereof by telephone.

                           (vi) Each subsidiary of the Company shall have five (5) directors. At any annual meeting of stockholders of a subsidiary of the Company or any special meeting at which directors of a subsidiary of the Company are to be elected (or in any written consent in lieu of such meeting), the Company will cast all of its votes of capital stock of such subsidiary so that the Class A Director and the Class B Directors are elected to the Board of Directors of such subsidiary. If a vacancy with respect to a director of a subsidiary of the Company should be created for any reason, including, but not limited to, the death, disability, resignation or removal of such director, such vacancy will promptly be filled by the Company at a special meeting called for that purpose (or by a written consent in lieu of such meeting), and at such meeting (or by such consent), the Company shall cause to be elected a replacement director selected by the Common Shareholders who previously selected the director whose death, resignation, etc. created the vacancy.

                       (e) The Company will deliver to each Class A
Shareholder:

                           (i) within twenty-five (25) days after the end of each month, consolidated balance sheets of the Company as of the end of such month and related consolidated statements of earnings and cash flow for such month and for the fiscal year through the end of such month and for the comparable month and period of the prior year, certified by the Company's chief financial officer as presenting fairly in all material respects the consolidated financial position and results of operations of the Company and its consolidated subsidiaries in accordance with generally accepted accounting principles consistently applied, except that such financial statements (a) do not contain footnotes and (b) are subject to customary year-end adjustments, and with such other exceptions as are agreed by ANI and Media General.

                           (ii) within forty-five (45) days of the close of the first three fiscal quarters of each year, quarterly consolidated balance sheets of the Company as of the end of such quarter and related consolidated statements of earnings and cash flow for such quarter and for the fiscal year through the end of such quarter and for the comparable quarter and period of the prior year, certified by the Company's chief financial officer as presenting fairly in all material respects the consolidated financial position and results of operations of the Company and its consolidated subsidiaries in accordance with generally accepted accounting principles consistently applied, except that such financial statements (a) do not contain footnotes and (b) are subject to customary year-end adjustments, and with such other exceptions as are agreed by ANI and Media General.

                           (iii) within ninety (90) days of the close of the fiscal year end, year-end audited financials, including consolidated balance sheets of the Company as of the end of such fiscal year and related consolidated statements of earnings and cash flow for such fiscal year and for the prior fiscal year certified by the Company's independent public accountants presenting fairly the consolidated financial position and results of operations of the Company and its consolidated subsidiaries in accordance with generally accepted accounting principles consistently applied.

                           (iv)   promptly (but within any event within three
                                  (3) business days) after receipt by the
                                  Company copies of management letters (if any) from the Company's independent public accountants or internal auditors,

                           (v) a written agenda at least ten (10) days in advance of each meeting of the board or board committee of the Company or its subsidiaries,

                           (vi) management's proposed capital and operating budget for each fiscal year at least fifteen (15) days prior to the Board meeting at which it is to be submitted for approval by the Board and beginning with the budget for fiscal year 2001, in any event at least fifteen (15) days prior to the commencement of such fiscal year (and, in the case of fiscal year 2000, on or prior to July 15, 1999),

                           (vii) prior written explanation of any waiver or consent that any Class A Shareholder is requested to sign, if the action for which such waiver or consent is requested will conflict with or limit any of Media General's or the Class A Shareholders' rights under this Agreement, the Certificate of Incorporation, the Bylaws, the Stock Purchase Agreement or the Tax-Sharing Agreement (collectively, the "OPERATIVE DOCUMENTS"), and

                           (viii) any other information that any Class A
                                  Shareholder may reasonably request in
                                  writing.

                       (f) ANI shall cause the Company to take all actions necessary and appropriate to comply with the Company's covenants contained in this Section 6.02.

                       (g) ANI and the Company covenant and agree that ANI and the Company shall owe to the Class A Shareholders the full scope of fiduciary duties, including, but not limited to, good faith, fairness and fair dealing, which the Company would owe to any of its common stockholders. The Company and ANI acknowledge that (while the Company is technically not a "close corporation" under Delaware Law) the Company is a closely held corporation, and that as such, the fiduciary duties owed by the Company to the Class A Shareholders and ANI are of the highest degree and character, and ANI owes to the Class A Shareholders the same fiduciary duties which the Company owes to its Class A Shareholders.

                  6.03 GOVERNANCE RIGHTS. Except as provided in the next sentence, all action of the Board of Directors of the Company and its subsidiaries (including without limitation the declaration of dividends and distributions) shall require the affirmative vote of a majority of directors present at a meeting at which a quorum is present. ANI and the Company covenant that the Company shall not, nor shall it permit any subsidiary to, take or permit any of the following actions, unless the same shall have first been approved by the requisite number of directors and the Class A Director, and ANI covenants that it shall cause the Company and any subsidiary of the Company, to refrain from the following actions, unless they have been approved in the manner provided above:

                       (a) Make any payment to, or sell, lease, transfer or
                           otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan advance or guarantee with or for the benefit of ANI or its affiliates (other than the Company and its subsidiaries), other than (i) the payment of management fees of $1 million per annum (except to the extent a greater amount is set forth in the Approved Budget), (ii) to the extent provided for
                           (x) in a specific line item of the Approved Budget (which line item shall specify that the payment is to or for the benefit of ANI or one of its affiliates (other than the Company and its subsidiaries)) or (y) pursuant to the Tax Sharing Agreement, (iii) loans, advances or other transfers of properties or assets to the extent failure to make such loans, advances or other transfers of properties or assets would cause Garden State or ANI to be in default under the indenture dated March 16, 1999 in respect of Garden State's 8-5/8% Senior Subordinated Notes due 2011 or the indenture dated October 1, 1997 in respect of Garden State's 8-3/4% Senior Subordinated Notes due 2009, in each case as in effect on the date hereof, and (iv) Permitted Intercompany Debt (as defined below),

                       (b) Sell any equity interests or rights to acquire
                           equity interest in the Company or any of its subsidiaries,

                       (c) Merge (other than with The Denver Post),
                           consolidate, sell substantially all of the Company's assets or liquidate (other than (x) the pledge or grant of a security interest in shares of capital stock of the Company's subsidiaries to secure Permitted Debt, and the foreclosure on any such pledge or security interest, and (y) as permitted by clause (a)(iii) above),

                       (d) Make any Investments (including acquisitions of
                           another business entity and expansion into new businesses) exceeding an aggregate amount of such Investments outstanding at any time of $15 million,

                       (e) Incur any Debt except (i) Permitted Debt and (ii)
                           capitalized leases of less than $10 million at any time outstanding (exclusive of those in effect on the date hereof),

                       (f) Refinance or refund or amend, supplement or
                           otherwise modify or waive any material term of any loan agreement in respect of Debt required to be approved by the Class A Director pursuant to clause (e) above,

                       (g) Enter into joint ventures and partnerships which
                           amount to a cumulative equity commitment in excess of $10 million in the aggregate,

                       (h) Amend the Tax Sharing Agreement, the Certificate
                           of Incorporation or the Bylaws,

                       (i) Fix the level of compensation for any employee
                           over $300,000 per year,

                       (j) Enter into or permit to exist any agreement which
                           limits or restricts the rights of Media General or the Class A Shareholders under the Operative Documents or the obligations of any Denver Person (as such term is defined in Section 1.6(a) of the Stock Purchase Agreement) under the Operative Documents,

                       (k) Terminate the independent certified public
                           accountants of the Company or The Denver Post or appoint an independent certified public accountant for the Company or The Denver Post (other than Ernst & Young LLP),

                       (l) Appoint and/or dismiss the Publisher of The Denver
                           Post,

                       (m) Make capital expenditures in excess of $10 million
                           in any year (other than to the extent set forth in the Approved Budget),

                       (n) Repurchase or redeem securities of the Company, and

                       (o) Approve the capital and operating budget for the
                           Company and its subsidiaries for each fiscal year (as approved, the "APPROVED BUDGET"), provided that until the Approved Budget for fiscal year

                           2000 is adopted, the preliminary budget attached as Exhibit B shall be deemed to be the fiscal year 2000 Approved Budget.

                       As used in this Agreement:

                       "DEBT" means (i) any indebtedness for borrowed money or the deferred purchase price of property as evidenced by a note, bonds, or other similar instruments, (ii) obligations as lessee under capital leases (to the extent required to be capitalized under GAAP), (iii) without duplication, obligations secured by any mortgage, pledge, security interest, encumbrance, lien or charge of any kind existing on any asset owned or held by the Company or any subsidiary of the Company whether or not the Company or a subsidiary has assumed or become liable for the obligations secured thereby, (iv) any obligation under any interest rate swap agreement, (v) accounts payable and (vi) obligations under direct or indirect guarantees of (including obligations (contingent or otherwise) to assure a creditor against loss in respect of) indebtedness or obligations of the kinds referred to in clauses (i), (ii), (iii), (iv) and (v), above; PROVIDED that Debt shall not include obligations in respect of any accounts payable that are incurred in the ordinary course of the Company's business.

                       "INVESTMENT" means (i) any direct or indirect purchase or other acquisition by the Company or any of its subsidiaries of, or of a beneficial interest in, stock or other securities of any other Person (other than a Person that prior to such purchase or acquisition was a wholly-owned subsidiary of the Company), (ii) any direct or indirect redemption, retirement, purchase or other acquisition for value, by any subsidiary of the Company from any Person other than the Company, of any equity securities of such subsidiary, or (iii) any direct or indirect loan, advance (other than advances to employees for moving, entertainment and travel expenses in the ordinary course of business) or capital contribution by the Company or any of its subsidiaries to any other Person other than a wholly-owned subsidiary of the Company including all indebtedness and accounts receivable from that other Person that are not current assets or did not arise from sales to that other Person in the ordinary course of business. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment.

                       "PERMITTED DEBT" shall mean (1) Debt incurred to redeem the 9% Cumulative Preferred Stock, par value $.01 per share (including accrued but unpaid dividends to the date of such redemption) as contemplated by the Stock Purchase Agreement, (2) Debt incurred to refinance the Company's and The Denver Post's outstanding indebtedness to Norwest Bank Colorado, National Association ("NORWEST BANK") as of the date of the Closing under the Loan Agreement, dated as of May 20, 1994, between The Denver Post and Norwest Bank, as amended, together with the amount of any bank overdrafts at Norwest Bank outstanding at such time, (3) Debt incurred to fund net losses (other than depreciation and amortization) pursuant to the Approved Budget or other initiatives or deviations from the Approved Budget approved by the Board of Directors of the Company and its subsidiaries (including the Class A Director) from time to time in accordance with this Section 6.03, (4) Debt incurred to make capital expenditures (other than capital expenditures made in violation of Section 6.03(m)), (5) revolving Debt of up to $5 million incurred for working capital purposes, (6) up to $8 million of Debt incurred in respect of the press project associated by the New York Times Company commercial print contract, (7) up to $10 million of other Debt not described in the immediately preceding clauses (1) through (6), and (8) Debt incurred to make required payments of principal, interest, fees and other amounts on Permitted Debt to the extent the Company and its subsidiaries have insufficient funds to make such payments. As used in the preceding sentence, Debt shall include all fees and expenses incurred and borrowed in connection with the incurrence of such Debt. Permitted Debt described in clauses (1), (2) and (3) of the definition thereof that is repaid pursuant to Section 6.02(b) may not be reborrowed as Permitted Debt, provided that (without limitation of and subject to Section 6.02(b)), the foregoing shall not limit the ability of the Company and its subsidiaries to pay down and reborrow Permitted Debt in connection with cash management activities between Payment Dates; provided further, that, upon reborrowing, the amount of Permitted Debt described in clauses (1), (2) and (3) shall not exceed the amount of such Permitted Debt outstanding on the most recent Payment Date after application of Available Cash required by Section 6.02(b) to be applied to the repayment of Permitted Debt on such Payment Date (or, if the Company shall have failed to apply such Available Cash, the amount of such Permitted Debt that would have been outstanding assuming such Available Cash had been so applied). Guarantees by the Company or any of its subsidiaries of Debt or other obligations of ANI or any of its affiliates (other than the Company and its wholly-owned subsidiaries) ("GUARANTEED OBLIGATIONS") shall be Permitted Debt only if such guarantees meet the following conditions: (w) the proceeds of Guaranteed Obligations may be used solely to fund the business, liabilities and obligations of the Company and its wholly-owned subsidiaries by way of Permitted Intercompany Debt and capital contributions, (x) the liability of the Company in respect of such permitted guarantees shall not exceed (A) the sum of all proceeds of Guaranteed Obligations advanced to the Company and its wholly-owned subsidiaries, plus interest on and other amounts payable in respect of Permitted Intercompany Debt LESS (B) the sum of all amounts paid by the Company and its subsidiaries to or for the benefit of ANI and its affiliates

(other than the Company and its subsidiaries) for any purpose whatsoever in excess of amounts permitted by Sections 6.03(a)(i) and (ii) or otherwise approved by the Board of Directors of the Company (including the Class A Director) in accordance with Section 6.03, (y) the Company shall be entitled to offset any amounts paid by the Company or any of its subsidiaries on or in respect of such permitted guarantees against any amounts owed by the Company or any of its subsidiaries to ANI or any of its affiliates with such amounts to be applied first against Permitted Intercompany Debt and (z) the Company and its subsidiaries shall be subrogated to the rights of the beneficiaries of such permitted guarantees against ANI and its affiliates (other than the Company and its subsidiaries) when all obligations of ANI and its affiliates (including the Company and its subsidiaries) to such beneficiaries have been discharged.

                       To the extent that Permitted Debt (x) is borrowed directly by the Company or its subsidiaries pursuant to a credit facility of ANI or its affiliates (other than the Company and its subsidiaries), (y) constitutes a guarantee of Debt of ANI or its affiliates (other than the Company and its subsidiaries) or (z) is borrowed from ANI or any of its affiliates (other than the Company and its subsidiaries), such Debt shall be on terms no less favorable as to amortization, mandatory prepayments, interest rates, fees and covenants (except as to prepayment and amortization as provided herein) than Debt of ANI or its affiliates, in the case of clause
(x), under such credit facility, and in the case of clause (y), in respect of the Debt guaranteed, and in the case of clause (z), under the most favorable revolving credit facility of ANI and its affiliates (other than the Company and its subsidiaries) (unless the proceeds of such Debt are loaned to the Company and its subsidiaries, in which case such terms shall by no less favorable than those of the credit facility under which such Debt is incurred). Permitted Debt described in clauses (y) and (z) above is referred to as "PERMITTED INTERCOMPANY DEBT".

                  7.   PREEMPTIVE RIGHTS

                  The Company hereby grants to the Class A Shareholders the right to purchase additional shares of the Company's equity securities (or rights to acquire such equity securities) (the "PURCHASE RIGHT") in connection with any issuance from time to time by the Company of equity securities after the Closing Date, other than any public offering by the Company (such securities the issuance of which gives rise to a Purchase Right are referred to herein as "COVERED SECURITIES") in accordance with the following provisions:

                       (a) In the event the Company determines to sell Covered Securities, it shall deliver to each Class A Shareholder a written notice (the "TRANSACTION NOTICE") stating (i) its bona fide intention to sell Covered Securities, (ii) the identity of the proposed transferee and the material terms of the transaction and (iii) the Per Share Price (as defined below) at which it intends to issue such Covered Securities.

                       (b) No later than ten (10) days after delivery to each Class A Shareholder of a Transaction Notice (or, if later, five days following the date the independent qualified appraiser described in the definition of Per Share Price delivers its determination to the Class A Shareholders), each Class A Shareholder may elect to purchase from the Company such number of shares of Covered Securities ("PREEMPTIVE SHARES") as will maintain its percentage ownership in the Company on a fully diluted basis (after giving effect to the sale of the Covered Securities described in the Transaction Notice and the sale of the Common Stock pursuant to the Purchase Right) at a price per share equal to the Per Share Price by delivery to the Company of an election notice (the "ELECTION NOTICE") stating such Class A Shareholder's intention to exercise the Purchase Right.

                       (c) PERMITTED SALES. The Company shall have ninety
(90) days from the expiration of the relevant period set forth in Section 7(b) to sell the Covered Securities as to which a Transaction Notice has been given by the Class A Shareholders to the Person or Persons specified in the Transaction Notice, but only upon terms and conditions that are no more favorable in the aggregate to such other Person or Persons or less favorable to the Company than those set forth in the Transaction Notice.

                       (d) REDUCTION IN AMOUNT OF OFFERED SECURITIES. In the event the Company shall sell less than all the Covered Securities specified in a Transaction Notice (any such sale to be in the manner and on the terms specified in Section 7(c) above), then the number of the Preemptive Shares to be purchased by a Class A Shareholder shall be reduced PRO RATA.

                       (e) CLOSING. Upon the closing of the sale to such other Person or Persons of Covered Securities, the Class A Shareholders shall purchase from the Company, and the Company shall sell to the Class A Shareholders, the number of Preemptive Shares specified in the Election Notices, as reduced pursuant to Section 7(d).

                       (f) FURTHER SALE. In each case, any Covered Securities covered by a Transaction Notice that are not sold on the basis set forth in paragraph (c) above may not be sold or otherwise disposed of until the procedures specified in this Section 7 are complied with again.

                       (g) "PER SHARE PRICE" shall mean, with respect to Covered Securities to be issued by the Company, an amount equal to the aggregate consideration (expressed in dollars) to be paid to the Company for such Covered Securities (which may be zero), DIVIDED BY the number of Covered Securities to be issued on fully-diluted basis. If such consideration includes non-cash consideration, and the Class A Shareholders exercising their rights under this Article 7 and the Company cannot agree on the dollar value of such consideration within five days of delivery of the Transaction Notice to the Class A Shareholders, such consideration will be valued for purposes this Article 7 by independent qualified appraisers jointly engaged by such Class A Shareholders and the Company, whose fees and expenses shall be split between the Company, on the one hand, and such Class A Shareholders, on the other hand.

                  8.   MISCELLANEOUS

                  8.01 INDEMNIFICATION. ANI hereby agrees to indemnify and hold Media General and each other Class A Shareholder and the Company harmless from and against any damage to Media General and each other Class A Shareholder and/or the Company resulting from any breach of any covenant made herein by ANI, including all actions, suits, judgments, costs and legal and accounting expenses incident to any of the foregoing. Media General and each Class A Shareholder hereby agrees to indemnify and hold ANI and the Company harmless from and against any damage to ANI and/or the Company resulting from any breach of any covenant made herein by Media General or such Class A Shareholder, as the case may be, including all actions, suits, judgments, costs and legal and accounting expenses incident to any of the foregoing.

                  8.02 NOTICES. All notices and other communications hereunder shall be in writing and deemed to have been duly given if delivered by hand or mailed, postage prepaid by certified mail, return receipt requested or by facsimile transmission to the following persons and addresses:

                       (a) To the Company, or ANI  Mr. W. Dean Singleton,
                                                   Vice Chairman
                                                   Denver Newspapers, Inc.
                                                   Suite 525
                                                   4888 Loop Central Drive
                                                   Houston, Texas  77081
                                                   Facsimile No.: (303) 894-9340

                           With Copies to:         Howell E. Begle, Jr., Esq.
                                                   Verner, Liipfert, Bernhard,
                                                   McPherson & Hand Chartered
                                                   Suite 700
                                                   901 15th Street, N.W.
                                                   Washington, D.C.  20005
                                                   Facsimile No.: (202) 371-6279

                           and

                                                   James Modlin, Esq.
                                                   Hughes Hubbard & Reed LLP
                                                   One Battery Park Plaza
                                                   New York, New York 10004
                                                   Facsimile No.: (212) 422-4726

                       (b) To Media General:       Mr. J. Stewart Bryan III
                                                   Chairman
                                                   Media General, Inc.
                                                   333 East Grace Street
                                                   Richmond, Virginia 23219
                                                   Facsimile No.: (804) 649-6400

                           and

                                                   George L. Mahoney, Esq.
                                                   General Counsel & Secretary
                                                   Media General, Inc.
                                                   333 East Grace Street
                                                   Richmond, Virginia 23219
                                                   Facsimile No.: (804) 649-6989

                           With Copies to:         Stuart Katz, Esq.
                                                   Fried, Frank, Harris,
                                                   Shriver & Jacobson
                                                   One New York Plaza
                                                   New York, New York 10004
                                                   Facsimile No.: (212) 859-8587

or to such subsequent persons and addresses as may be specified by notice. All notices shall be deemed to be given when received, PROVIDED that any notice received after business hours or on a day that is not a business day shall be deemed to be received on the next business day.

                  8.03 ENTIRE AGREEMENT. Except as otherwise expressly provided herein, this Agreement contains the entire agreement among the parties and it may not be modified, changed, or amended unless the same be in writing and signed by all of the parties hereto, or their successors or assigns.

                  8.04 SUCCESSORS AND ASSIGNS. Subject to Section 1.04, all of the terms and conditions herein contained shall bind and inure to the benefit of each of the parties hereto, their successors, assigns, distributees, legatees, heirs, executors, administrators and personal representatives and also any receiver or trustee in bankruptcy or insolvency, including without limitation on Garden State following the Contribution and on the surviving corporation in the merger of the Company and The Denver Post (which shall be deemed to be the "Company" hereunder) and the surviving corporation in the merger of ANI and Garden State (which shall be deemed to be "ANI" hereunder).

                  8.05 BROKERS AND EXPENSES. Except as set forth in this
Section 8.05, the Parties agree to pay their respective expenses incurred in connection with this Agreement. The Company agrees to (a) pay the legal and accounting expenses necessarily and appropriately incurred by the Company in the implementation of the transactions contemplated hereby (excluding any fees relating to the negotiation and documentation of such transactions) and
(b) reimburse Media General for the expenses incurred by no more than two persons in attending meetings of the Board of Directors of the Company and any of its subsidiaries and any committees thereof, including the cost of air travel not to exceed the cost of first class airfare. Each of Media General and ANI agrees to indemnify the other and the Company against and hold the others harmless from any and all liabilities (including without limitation, cost of counsel) to any persons claiming brokerage commissions or finder's fees on account of services purported to have been rendered on behalf of, or loss of investment rights or opportunity caused by, the indemnifying party in connection with this Agreement or the transactions contemplated hereby.

                  8.06 WAIVERS. The terms, covenants, representations, warranties or conditions of this Agreement may be waived only by a written instrument executed by the Party waiving compliance. The failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time prior to any subsequent change in capital structure to enforce the same. No waiver by any Party of any breach of any term, covenant, representation, condition or warranty contained in this Agreement, whether by contract or otherwise, in any one or more instances, shall be deemed to be or construed as a waiver of any other breach of any other term, covenant, representation, condition or warranty contained in this Agreement.

                  8.07 ANNOUNCEMENT. Such public announcement or "release" describing the transactions provided for herein as may be required by applicable law or regulation shall be made by the Parties, the same to be approved in advance by all Parties. No other public announcement or release with respect to the transactions provided for herein shall be made by any Party, unless the same shall be approved in advance by the other Parties hereto.

                  8.08 CAPTIONS AND PRONOUNS. The captions appearing in this Agreement are included solely for the convenience of the parties and shall not be given any effect in construing this Agreement. Wherever singular pronouns are used herein, the same shall include the plural, and vice versa and wherever words of any gender are used herein, such words shall include other genders.

                  8.09 CHOICE OF LAW. This Agreement shall be construed and interpreted in accordance with the internal laws of the State of New York, without regard to the conflict of laws provisions thereof.

                  8.10 REGISTRATION RIGHTS. From and after the date hereof, Media General, as holder of the shares of Class A Common Stock, shall have the Registration Rights with respect to such shares of Class A Common Stock as set forth in Exhibit A hereto, which Exhibit is hereby incorporated in full herein, and with respect to any other "REGISTRABLE SECURITIES," as defined therein.

                  8.11 FACSIMILE SIGNATURES; COUNTERPARTS. This Agreement may be executed by facsimile signatures and in one or more counterparts, each of which shall be deemed an original and all of which together will constitute one and the same instrument.

                  8.12 EQUITABLE RELIEF. The parties hereby acknowledge that monetary damages are insufficient to adequately remedy the damages which will accrue, or which have accrued, to a party hereto by reason of a failure to perform any of the obligations required under this Agreement. Therefore, if any Party hereto shall institute any action or proceeding to enforce the provisions hereof, any Person (including the Company) against whom such action or proceeding is brought hereby waives the claim or defense therein that such Party or personal representative has or have an adequate remedy at law, and such Person shall not advance in any such action or proceeding the claim or defense that such remedy at law exists.

                  IN WITNESS WHEREOF, the parties have signed this Agreement as of the date and year first shown above.


                                       DENVER NEWSPAPERS, INC.


                                       By:
                                          ------------------------------------
                                       Its: Executive Vice President and Chief
                                            Financial Officer



                                       MEDIA GENERAL, INC.


                                       By:
                                          ------------------------------------
                                       Its:
                                            ----------------------------------


                                       MEDIANEWS GROUP, INC.


                                       By:
                                          ------------------------------------
                                       Its: Executive Vice President and Chief
                                            Financial Officer



                                       GARDEN STATE NEWSPAPERS, INC., agrees to be bound by this Agreement as "ANI" following the Contribution


                                       By:
                                          ------------------------------------
                                       Its: Executive Vice President and Chief
                                            Financial Officer

                                                                EXHIBIT A


                               REGISTRATION RIGHTS

         1. CERTAIN DEFINITIONS. As used in this Exhibit A, the following phrases shall have the following respective meanings:

              "COMMISSION" shall mean the Securities and Exchange Commission or any other federal agency at the time administering the Securities Act.

              "COMMON STOCK" shall mean the Class A Common Stock and the Class B Common Stock.

              "DENVER SHAREHOLDERS' AGREEMENT" shall mean the Third Amended and Restated Shareholders' Agreement, dated as of June 30, 1999, of which this Exhibit A is a part.

              "EXCHANGE ACT" shall mean the Securities Exchange Act of 1934 or any similar federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.

              "HOLDER" shall mean any person who is the owner of record of any of the Registrable Securities.

              "REGISTRABLE SECURITIES" shall mean the shares of Class A common stock, par value of $1.00 per share (the "CLASS A COMMON STOCK"), of Denver Newspapers, Inc., a Delaware corporation (the "COMPANY") held by Media General, Inc. on June 30, 1999, or hereafter acquired by any Class A Shareholders pursuant to

              Section 3.01 of the Denver Shareholders' Agreement and any other securities that may be issued or issuable by the Company, or any successor of the Company, as a dividend or distribution upon or in exchange for or in replacement or conversion of such shares (including any shares of Class B common stock, par value of $1.00 per share ("CLASS B COMMON STOCK") issued upon conversion of the Class A Common Stock), or any such other securities. As to any particular Registrable Securities, once issued such securities shall cease to be Registrable Securities when (a) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been disposed of in accordance with such Registration Statement, (b) they shall have been sold as permitted by, and in compliance with, Rule 144 (or successor provision) promulgated under the Securities Act, (c) they shall have been otherwise transferred, new certificates for them not bearing a legend restricting further transfer under the Securities Act or the Denver Shareholders' Agreement shall have been delivered by the Company and subsequent public distribution of them shall not require registration of them under the Securities Act, or (d) they shall have ceased to be outstanding.

              "REGISTRATION STATEMENT" shall mean a Registration Statement filed or to be filed by the Company to register under the Securities Act a sale of any of the Registrable Securities by or for the account of any Holder. Such term includes any prospectus included in the Registration Statement.

              "SECURITIES ACT" shall mean the Securities Act of 1933 or any similar federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.

              "SELLING HOLDERS" shall mean the Holders of Registrable Securities included in a registration under either Section 2 or
              Section 3 of this Exhibit A.

              "TRANSFER" shall mean any sale or other disposition of any Registrable Securities which would constitute a sale thereof under the Securities Act.

              All other capitalized terms not otherwise defined herein shall have the meaning assigned to such terms in the Denver Shareholders' Agreement.

         2.   PIGGYBACK REGISTRATION.

              (a) If at any time the Company determines that it will file a Registration Statement for any public offering of its securities, either for its own account or the account of any security holder (a "PIGGYBACK REGISTRATION"), then the Company shall give written notice to each Holder, at least 45 days in advance of filing such Registration Statement, that such filing is expected to be made (the "PIGGYBACK Notice"). Such Notice shall also be given by the Company to all other holders of the Company's securities that are entitled to registration rights with respect to such securities and all such holders shall be offered the opportunity to have such securities included in the Piggyback Registration. Such Notice to each Holder shall be deemed to be confidential information about the Company and the Holder hereby agrees to maintain the confidentiality of such information and shall not, directly or indirectly, take any action (including, without limitation, the purchase or sale of the Company's securities), with respect to such information that is inconsistent with the confidential nature of such information. Upon the written request of any Holder received by the Company no later than 30 days following the Piggyback Notice (the "PIGGYBACK REQUEST"), and subject to the conditions set forth in this Section 2, the Company shall include in such Registration Statement all, but not less than all, of the Registrable Securities held by such Holder for the purpose of registering those Registrable Securities for sale by or for the account of such Holder. The Company shall have exclusive control over the filing, amending, withdrawal and other actions regarding such Registration Statement in accordance with the provisions of Section 2(c) hereof. The Company shall have no obligation to give notice to any Holder with respect to the filing of, or to include any Registrable Securities for any Holder in, any Registration Statement on Form S-4 or Form S-8 (or successor forms thereto).

              (b) If (i) the securities to be sold by the Company pursuant to a Registration Statement described in Section 2(a) hereof or (ii) none are to be sold by the Company then, if the majority of the securities to be sold by others pursuant to any such Registration Statement, are to be sold in any underwritten public offering and are of the same class as the Registrable Securities, the right of any Holder to have the Registrable Securities included in the same Registration Statement may be conditioned upon the inclusion of such Holder's Registrable Securities in the same underwriting. The Company, all Selling Holders and all other security holders proposing to sell securities in such underwriting shall enter into an underwriting agreement in customary form with the underwriter or underwriters. Notwithstanding any other provisions of this Section 2(b), if the managing underwriter, which shall be a reputable and experienced firm selected by the Company, determines that marketing factors require a limitation of the number of securities to be included in the underwriting, the managing underwriter, in its sole discretion, may either eliminate all Registrable Securities from such underwriting, or ratably limit the number of Registrable Securities to be included in the underwriting for all Selling Holders. The Company shall advise all Holders who shall have requested inclusion of their Registrable Securities in the same underwriting of the aggregate number of Registrable Securities that may be included for all Selling Holders. Such aggregate number shall be allocated among all such Selling Holders in proportion, as nearly as practical, to the number of Registrable Securities for which each Selling Holder requested registration. No Registrable Securities excluded from an underwriting by reason of such marketing limitation shall be included in the Registration Statement. If any Holder disapproves of the terms of the underwriting, he may elect to withdraw his Registrable Securities by giving written notice to the Company and the managing underwriter. After receiving any such Notice, the Company shall withdraw those Registrable Securities from the Registration Statement. If a withdrawal of Registrable Securities or any withdrawal of other securities (except a complete withdrawal of all securities that were to be sold by the Company, in which case the Company may withdraw the Registration Statement in its entirety) makes it possible, within the marketing limitation set by the managing underwriter and the Company, to include in the underwriting a greater number of Registrable Securities held by other Selling Holders participating in such underwriting, then to the extent practical, without delaying the underwriting, the Company shall offer to all Selling Holders who then have Registrable Securities included in the underwriting an opportunity to include additional Registrable Securities in the proportion previously described in this Section 2(b).

              (c) After filing such Registration Statement, the Company shall use its best efforts and shall take all appropriate actions to cause such Registration Statement to become effective as soon as practical. After such Registration Statement becomes effective, the Company shall use its best efforts and shall take all appropriate actions to maintain the effectiveness of such Registration Statement for such reasonable period, not exceeding 15 months, as the Selling Holders participating in such registration may require to complete their contemplated sales in compliance with the Securities Act. So long as the Registration Statement remains in effect, the Company shall furnish to the Selling Holders participating in such registration and their underwriters such quantities of each prospectus included in the Registration Statement as they may reasonably request.

         3.   REGISTRATION ON REQUEST.

              (a) REQUEST. Subject to Section 3(i) hereof, at any time and from time to time, upon the written request of one or more Holders (the "INITIATING HOLDERS") of Registrable Securities representing not less than 25% of the Registrable Securities that the Company effect the registration under the Securities Act of all or part of such Initiating Holders' Registrable Securities (a "DEMAND NOTICE"), the Company will promptly give written notice of such requested registration to all registered Holders of Registrable Securities, and thereupon the Company will use its best efforts to effect the registration under the Securities Act of:

              (i) the Registrable Securities which the Company has been so requested to register by such Initiating Holders, and

              (ii) all other Registrable Securities which the Company has been requested to register by the Holders thereof by written request given to the Company within 30 days after the giving of such written notice by the Company (the "REQUESTING HOLDERS"), all to the extent requisite to permit the disposition of the Registrable Securities so to be registered.

              (b) REGISTRATION OF OTHER SECURITIES. Whenever the Company shall effect a registration pursuant to this Section 3 in connection with an underwritten offering by one or more Selling Holders of Registrable Securities, no securities other than Registrable Securities shall be included among the securities covered by such registration unless (a) the managing underwriter of such offering shall have advised each Selling Holder of Registrable Securities to be covered by such registration in writing that the inclusion of such other securities would not adversely affect such offering or (b) the Selling Holders of not less than 66-2/3% of all Registrable Securities to be covered by such registration shall have consented in writing to the inclusion of such other securities.

              (c) REGISTRATION STATEMENT FORM. Registrations under this
Section 3 shall be on such appropriate registration form of the Commission as shall be selected by the Company and as shall be reasonably acceptable to the Selling Holders of more than 50% of the Registrable Securities so to be registered. The Company agrees to include in any such Registration Statement all information which, in the opinion of counsel to the Selling Holders of Registrable Securities so to be registered and counsel to the Company, is required to be included.

              (d) EFFECTIVE REGISTRATION STATEMENT. A registration requested pursuant to this Section 3 shall not be deemed to have been effected (i) unless a Registration Statement with respect thereto has become effective,
(ii) if after it has become effective, such registration is interfered with by any stop order, injunction or other order or requirement of the Commission or other governmental agency or court for any reason not attributable to the Selling Holders and has not thereafter become effective, or (iii) if the conditions to closing specified in the underwriting agreement, if any, entered into in connection with such registration are not satisfied or waived, other than by reason of a failure on the part of the Selling Holders.

              (e) SELECTION OF UNDERWRITERS. The underwriter or underwriters of each underwritten offering of the Registrable Securities so to be registered under this Section 3 shall be selected by the Initiating Holders with the consent of the Selling Holders (including the Initiating Holders) of more than 50% of the Registrable Securities so to be registered.

              (f) PRIORITY IN REQUESTED REGISTRATION. If the managing underwriter of any underwritten offering shall advise the Company in writing (with a copy to each Selling Holder of Registrable Securities requesting registration) that, in its opinion, the number of securities requested to be included in such registration exceeds the number which can be sold in such offering within a price range acceptable to the Selling Holders of 66-2/3% of the Registrable Securities requested to be included in such registration, the Company will include in such registration, to the extent of the number which the Company is so advised can be sold in such offering, Registrable Securities requested to be included in such registration, pro rata among the Selling Holders requesting such registration on the basis of the percentage of the Registrable Securities of such Selling Holders requested so to be registered. No Registrable Securities excluded from an underwriting by reason of proration under this Section 3(f) shall be included in the Registration Statement. If the Selling Holders of more than 50% of the Registrable Securities so to be registered elect to sell their Registrable Securities in an underwritten public offering, the right of any other Holder to have Registrable Securities included in the same Registration Statement shall be conditioned upon the inclusion of such Holder's Registrable Securities in the same underwriting. All Holders proposing to sell their Registrable Securities in such underwriting shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected in the manner set forth above. If any Holder disapproves of the terms of the underwriting, he may elect to withdraw his Registrable Securities by giving written notice to the Company and the managing underwriter. After receiving any such notice the Company shall withdraw those Registrable Securities from the Registration Statement.

              (g) STOCK SPLIT. In connection with an initial public offering, upon request from the Initiating Holders, or the managing underwriters selected in accordance with Section 3(e), the Company and its shareholders shall promptly effect a stock split of the Common Stock on a pro rata basis to provide for such number of shares as the Initiating Holders or such managing underwriter determines is appropriate.

              (h) LIMITATIONS IF COMPANY OFFERING IN PROCESS. After the initial public offering of Registrable Securities, notwithstanding the other provisions of this Section 3, the Company shall not be obligated to file any Registration Statement pursuant to Section 3 hereof during any period commencing with the date of filing of a Registration Statement under the Securities Act pertaining to an underwritten public offering of Common Stock to be sold by or for the account of the Company and ending three months after the effective date of such Registration Statement, provided that (i) the procedures of Section 2 are complied with in connection with such offering,
(ii) the managing underwriter determined that marketing factors required the exclusion of all Registrable Securities and (iii) during such period the Company and the managing underwriter in good faith use reasonable efforts to cause such Registration Statement to become effective and to complete the public offering covered by such Registration Statement.

              (i) LIMITATIONS ON REGISTRATION ON REQUEST. Notwithstanding anything in this Section 3 to the contrary, in no event will the Company be required to effect, in the aggregate pursuant to this Section 3, without regard to the holder of Registrable Securities making such request, more than three registrations during the term of this Agreement.

         4. REGISTRATION AND QUALIFICATION PROCEDURES. Whenever the Company is required by the provisions of Section 3 to use its best efforts to effect the registration of any Registrable Securities under the Securities Act or the Company is required by the provisions of Section 2 to include Registrable Securities in any registration of its securities, the Company will:

              (i) as expeditiously as possible and in any event within 60 days of the Demand Notice in the case of a request for registration pursuant to Section 3, prepare and file with the Commission a Registration Statement with respect to such Registrable Securities in connection with which the Company will give each Selling Holder, the underwriters, if any, their respective counsel and accountants, the opportunity to participate in the preparation of such Registration Statement, each prospectus included therein or filed with the Commission, and each amendment thereof or supplement thereto, and will give each of them such access to its books and records and such opportunities to discuss the business of the Company with its officers and the independent public accountants that have examined its financial statements as shall be necessary, in the opinion of such Selling Holders' and such underwriters' respective counsel, to conduct a reasonable investigation within the meaning of the Securities Act;

              (ii) in the case of registration required by Section 3, use its best efforts to cause such registration statement to become effective not later than 120 days after the Demand Notice;

              (iii) prepare and file with the Commission such amendments and supplements to such Registration Statement and the prospectus used in connection therewith as may be necessary to keep such Registration Statement effective and the prospectus current and to comply with the provisions of the Securities Act with respect to the sale of the securities covered by such registration statement whenever the Selling Holder of such securities shall desire to sell the same; PROVIDED, HOWEVER, the Company shall have no obligation to file any amendment or supplement at its own expense more than 15 months after the effective date of such Registration Statement;

              (iv) furnish to each Selling Holder such numbers of copies of preliminary prospectuses and prospectuses and each supplement or amendment thereto and such other documents as each such Selling Holder may reasonably request in order to facilitate the sale or other disposition of the Registrable Securities owned by such Selling Holder in conformity with (A) the requirements of the Securities Act and (B) such Selling Holders' proposed method of distribution;

              (v) register or qualify the Registrable Securities covered by such Registration Statement under the securities laws of such jurisdictions within the United States as each Selling Holder shall reasonably request, and do such other reasonable acts and things as may be required of it to enable each Selling Holder to consummate the sale or other disposition in such jurisdictions of the securities owned by such Selling Holder; PROVIDED, HOWEVER, that the Company shall not be required to (A) qualify as a foreign corporation or consent to a general and unlimited service of process in any such jurisdictions, or
         (B) qualify as a dealer in securities;

              (vi) furnish, at the request of any Selling Holder on the date such Registrable Securities are delivered to the underwriters for sale pursuant to such registration or, if such securities are not being sold through underwriters, on the date the Registration Statement with respect to such Registrable Securities becomes effective, (i) an opinion, dated such date, of counsel representing the Company for the purposes of such registration, addressed to the underwriters, if any, and to each Selling Holder, covering such legal matters with respect to the registration in respect of which such opinion is being given as the Selling Holder of such Registrable Securities may reasonably request and are customarily included in such opinions and (ii) letters, dated, respectively, (l) the effective date of the Registration Statement and
         (2) the date such securities are delivered to the underwriters, if any, for sale pursuant to such registration, from a firm of independent public accountants of recognized national standing selected by the Company, addressed to the underwriters, if any, and to the Selling Holder making such request, covering such financial, statistical and accounting matters with respect to the registration in respect of which such letters are being given as the Selling Holder of such Registrable Securities may reasonably request and are customarily included in such letters;

              (vii) enter into and perform an underwriting agreement with the managing underwriter, if any, selected as provided herein, containing customary (A) terms of offer and sale of the Registrable Securities, payment provisions, underwriting discounts and commissions, and (B) representations, warranties, covenants, indemnities, terms and conditions; the Selling Holders may, at their option, require that any or all of the representations and warranties by, and the other agreements on the part of, the Company to and for the benefit of such underwriters shall also be made to and for the benefit of such Selling Holders and that any or all of the conditions precedent to the obligations of such underwriters under such underwriting agreement be conditions precedent to the obligations of such Selling Holders; such Selling Holders shall not be required to make any representations or warranties to or agreements with the Company or the underwriters other than representations, warranties or agreements regarding such Selling Holders and such Selling Holders' intended method of distribution and any other representation required by law and Section 7(c) hereof; and

              (viii) notify each Selling Holder at any time when a prospectus relating to the registration is required to be delivered under the Securities Act, upon discovery that, or upon happening of any event as a result of which, the prospectus included in such Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, and at the request of any such Selling Holder promptly prepare and furnish to such Selling Holder a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary so that as thereafter delivered to the purchasers of such securities, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

         5. ALLOCATION OF EXPENSES. If the Company is required by the provisions hereof to use its best efforts to effect the registration or qualification under the Securities Act or any state securities laws of any Registrable Securities, the Company shall pay all expenses in connection therewith (other than underwriting discounts and commissions attributable to the Registrable Securities being registered or qualified), including, without limitation, (i) all expenses incident to filing with the National Association of Securities Dealers, (ii) registration fees, (iii) printing expenses, (iv) accounting and legal fees and expenses, except to the extent in a registration pursuant hereto the holders of Registrable Securities elect to engage accountants or attorneys in addition to the accountants and attorneys engaged by the Company and one firm of attorneys for the Selling Holders, in which case such holders shall pay the fees and expenses of such additional accountants and attorneys, (v) expenses of any special audits incident to or required by any such registration or qualification, (vi) premiums for insurance in such amount, if any, deemed appropriate by the managing underwriter and (vii) expenses of complying with the securities laws of any jurisdictions in connection with such registration or qualification.

         6. INDEMNIFICATIONS. In connection with any Registration Statement filed pursuant to this Exhibit A, the Company shall indemnify and hold harmless each Selling Holder whose Registrable Securities are included in the Registration Statement, each underwriter who may purchase from or sell any Registrable Securities for any such Selling Holder and each person who controls any such Selling Holder or any such underwriter, within the meaning of the Securities Act or the Exchange Act and against any and all losses, claims, damages, and liabilities (joint or several) caused by any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement or any preliminary prospectus, prospectus or offering material or any related state securities or "blue sky" applications or other instruments or caused by any omission or alleged omission to state in the Registration Statement or any preliminary prospectus, prospectus or offering material or any related state securities or "blue sky" applications or other instruments any material fact required to be stated or necessary to make the statements which are made, in light of the circumstances under which they were made, not misleading, or any violation or alleged violation of the Exchange Act, state securities laws, or the rules and regulation thereunder, together with the costs of investigating and defending any such claim (including reasonable attorneys' fees) except insofar as such losses, claims, damages or liabilities are caused by any untrue statement or alleged untrue statement or omission or alleged omission based upon information furnished in writing to the Company by such Selling Holder, underwriter or controlling person expressly for use in the Registration Statement or any related state securities or "blue sky" applications or other instruments. Each Selling Holder whose Registrable Securities are included in any Registration Statement filed pursuant to this Exhibit A shall severally, and not jointly, indemnify and hold harmless the Company, its directors, each officer signing the Registration Statement, each other person (including each other Holder) whose securities are included in the Registration Statement, each underwriter who may purchase from or sell any securities for the Company or any other person pursuant to the Registration Statement and each person, if any, who controls the Company, any such other person or any such underwriter, within the meaning of the Securities Act, from and against any and all losses, claims, damages and liabilities caused by any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement, preliminary prospectus, prospectus or offering material or any related state securities or "blue sky" applications or other instruments or caused by any omission or alleged omission to state therein any material fact required to be stated or necessary to make the statements which are made, in light of the circumstances under which they were made, not misleading, insofar as such losses, claims, damages or liabilities are caused by any untrue statement or alleged untrue statement or omission or alleged omission based upon information furnished in writing signed by an officer of the Selling Holder from whom indemnification is sought expressly for use in the Registration Statement or any related state securities or "blue sky" applications or other instruments. To the extent the provisions contained in this Exhibit A are in conflict with any indemnification provisions that are included in any underwriting agreement entered into by the Company and/or one or more Selling Holders with one or more underwriters in connection with any underwritten public offering registered under any Registration Statement filed pursuant to this Exhibit A, the provision of the underwriting agreement shall govern. The indemnities provided for in this Section 6 shall be independent of and in addition to any other indemnity provisions of the Agreement.

         7.   MISCELLANEOUS.

              (a) Each Selling Holder whose Registrable Securities are included in any Registration Statement filed pursuant to this Exhibit A shall furnish to the Company such information regarding such Selling Holder and the sale proposed by such Selling Holder as may reasonably be required for inclusion in the Registration Statement or any related state securities or "blue sky" applications or other instruments, as may be necessary to provide supplement information to the Commission, the National Association of Securities Dealers, Inc. or any administrator of any state securities or "blue sky" law, or as the Company or any underwriter may reasonably request.

              (b) The registration rights granted in this Exhibit A are not assignable, in whole or in part, without the prior written consent of the Company, except such rights shall transfer with the ownership of the Registrable Securities in accordance with the Denver Shareholders' Agreement.

              (c) As a condition to having Registrable Securities included in any Registration Statement filed pursuant to this Exhibit A, such Holder may be required to agree, in a manner acceptable to the Company, that in selling the Registrable Securities the Holder will comply with all applicable laws and regulations including, but not limited to, Regulation M, if applicable, promulgated under the Securities Exchange Act of 1934, as amended.

              (d) All rights of Holders of Registrable Securities under this Exhibit A are subject to compliance with and the rights of the Company and MediaNews Group, Inc. (and their successors) under Article 2 of the Denver Shareholders' Agreement.